As filed with the Securities and Exchange Commission on January  10, 1997
                                             Registration No. 333-
                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                               ___________

                                 FORM S-3

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                               ___________

                            RESPONSE USA, INC.
          (Exact Name of Registrant as Specified in its Charter)

           Delaware                                   22-3088639
   (State or Jurisdiction of                       (I.R.S. Employer
 Incorporation or Organization)                   Identification No.)

                            11-H Princess Road
                     Lawrenceville, New Jersey 08648
                              (609) 896-4500
      (Address, Including Zip Code, and Telephone Number, Including
          Area Code. of Registrant's Principal Executive Offices)


                       Richard M. Brooks, President
                            Response USA, Inc.
                            11-H Princess Road
                     Lawrenceville, New Jersey 08648
                              (609) 896-4500
        (Name, Address, Including Zip Code, and Telephone Number,
               Including Area Code, of Agent for Service)
                               ___________
                                Copies to:

                          Felice F. Mischel, Esq.
                           Thomas A. Rose, Esq.
                  Schneck Weltman Hashmall & Mischel LLP
                        1285 Avenue of the Americas
                         New York, New York 10019
                              (212) 956-1500

  Approximate date of proposed sale to the public:   From time to time after
the effective date of this registration statement, as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]____________________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                     CALCULATION OF REGISTRATION FEE


                                                  Proposed
Title of                           Proposed       Maximum
Each Class                         Maximum        Aggregate      Amount of
of Securities        Amount        Offering       Offering       Regis-
To Be                To Be         Price Per      Price Per      tration
Registered           Registered    Security       Security       Fee
----------------    ------------  -----------    -----------    -----------
Common Stock, par      1,233,381   $  5.125       $6,321,078     $ 1,915.48
 value $.008 per
 share ("Common
 Stock"), to be
 issued upon exer-
 cise of outstanding
 Class A Redeemable
 Common Stock
 Purchase Warrants

Common Stock to be     1,481,950   $  5.125       $7,594,994     $2,301.51
 issued upon exercise
 of outstanding Class B
 Redeemable Common
 Stock Purchase Warrants

Total Registration Fee                                           $4,216.99


  The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 by taking the closing high bid price of the Registrant's common stock, par value $.008 per share, on January 8, 1997, as reported on The Nasdaq SmallCap Market.


  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registra-tion Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.


                             RESPONSE USA, INC.

           1,233,381 Shares of Common Stock Issuable upon Exercise
          of Class A Redeemable Common Stock Purchase Warrants and
           1,481,950 Shares of Common Stock Issuable upon Exercise
            of Class B Redeemable Common Stock Purchase Warrants

  This Prospectus relates to the sale of 2,715,331 shares of common stock, $.008 par value per share (the "Common Stock"), of Response USA, Inc. (the "Company"). Of such shares of Common Stock (i) 1,233,381 shares are issuable upon the exercise of 3,700,142 currently outstanding class A Common Stock purchase warrants ("Class A Warrants"), and (ii) 1,481,950 shares of Common Stock are issuable upon the exercise of 4,445,848 currently outstanding class B Common Stock purchase warrants (the "Class B Warrants," and collectively with the Class A Warrants, the "Warrants"). Each three Class A Warrants are exercisable to purchase one share of Common Stock for an aggregate exercise price of $2.50, through June 30, 1997. Each three Class B Warrants are exercisable to purchase one share of Common Stock for an aggregate exercise price of $3.25, through June 30, 1997. Commencing on July 1, 1997, through the October 19, 1998 expiration date of the Warrants, each share of Common Stock will be issuable upon the exercise of ten Warrants (together with the payment of the exercise price of $4.50 for the Class A Warrants and $5.50 for the Class B Warrants).

  There can be no assurance that all or any part of the Warrants will be exercised. All expenses incurred in connection with this offering are being borne by the Company (which expenses are estimated to be approximately $30,000). The Company will also pay a fee of 5% of the exercise price of each Warrant exercised, provided (i) the market price of the Common Stock on the date the Warrant was exercised was greater than the Warrant exercise price on that date, (ii) the exercise price of the Warrant was solicited by a member of the NASD, (iii) the Warrant was not held in a discretionary account,
(iv) the disclosure of compensation arrangements was made both at the time of this Offering and at the time of exercise of the Warrant, (v) the solicitation of the exercise of the Warrant was not a violation of Rule 10b-6 under the Securities Exchange Act of 1934, and (vi) the solicitation agent is designated in writing as the soliciting NASD member.

  The Common Stock, Class A Warrants and Class B Warrants are traded on The Nasdaq SmallCap Market ("Nasdaq"), under the symbol RUOK, RUOKW and RUOKZ, respectively. On January 8, 1997, as reported by Nasdaq, the closing bid price for the Common Stock, Class A Warrants and Class B Warrants was $5.125, $1.4375 and $.40625 , respectively.
                     _________________________________

           THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
 RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF
                          THEIR ENTIRE INVESTMENT.
                        SEE "RISK FACTORS." (PAGE 5)
                     _________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
             OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.

               The date of this Prospectus is January 8, 1997


                           AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washing-ton, D.C. (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Act") with respect to the securities offered by this Prospectus. For further information with respect to the securities offered hereby, reference is made to the Registration Statement and to the exhibits listed in the Registration Statement.

  The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy state-ments and other information with the Commission. Reports, Proxy Statements and other information can be inspected and copies made at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices:
7 World Trade Center, New York, New York, 10007, and Room 1204 Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois, 60604. Copies can also be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Avenue, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrant's that file electronically.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

 The Company's Annual Report on Form 10-KSB for its fiscal year ended June 30, 1996, and the Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996 and the description of the Company's Common Stock contained in its Registration Statement on Form S-3 filed with the Commission on April 11, 1996, as amended, all of which have been previously filed with the Commission, are incorporated in this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering made hereby are also incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that the statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospec-tus is delivered, upon the written or oral request of such person, a copy of all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents).



                           PROSPECTUS SUMMARY

  The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information, Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                               The Company

  Response USA, Inc. (the "Company"), through its wholly-owned subsidiaries, Response Ability Systems, Inc. ("Systems") and Emergency Response Systems, Inc. ("ERS"), markets a personal emergency response system, ("PERS") which enables users, such as elderly or disabled persons, to transmit a distress signal using a portable transmitter which is part of the PERS. When activated by the pressing of a button, the transmitter sends a radio signal to a receiv-ing base installed in the user's home. The receiving base relays the signal over telephone lines to a monitoring station which provides continuous
monitoring  services.   The monitoring  station personnel verify the nature of
the emergency and  contact the appropriate emergency authorities in the user's
area.   The  Company, through its wholly-owned subsidiary  United Security
Systems, Inc. ("USS"), is also engaged in the sale, installation, continuous monitoring and maintenance of electronic security systems.

  Systems commenced operations in 1985 and, by 1987, had sold over 4,000 fran-chises in 42 states for the distribution of PERS. Systems marketed the franchises to individuals who purchased such franchises as a part-time business or second source of income. The Company believes such franchisees were poorly capitalized. Systems incurred substantial losses in its franchise operations as costs to establish, maintain, promote and service the franchise network exceeded the revenues from the sale of the franchises. Such losses resulted in Systems filing a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act in October 1987. While in reorganization, Systems discontinued its franchise sales operations, and the Company has no intention of resuming new franchise sales, although a number of its original franchisees are still actively utilizing the Company's monitoring and
purchasing  its  PERS.   Since the confirmation of Systems' Plan of Reorganiza-
tion in January 1990, Systems has devoted substantial efforts to broaden-ing and diversifying its marketing programs to sell PERS units through national pharmacy chains including Revco D.S., Inc and K-Mart pharmacies, rather than direct marketing.

  The Company sells its PERS products directly to the consumer and through franchisees in the United States and a distributor in Canada under the "Instant Response" and "Response Ability" trade names. The Company also sells and leases PERS through its institutional division to hospitals and home
health care  agencies.   In  addition, the Company  provides  monitoring
services through a third-party monitoring station located in Euclid, Ohio, to tens of thousands of users of the Company's PERS. The Company also sells PERS and related accessories, which are manufactured by a contractor located in Florida, to independent home alarm and other vendors under private label programs.

  The  Company's  electronic security business  utilizes electronic  devices
installed  in  customers'  businesses   and residences  to provide detection
of events, such as intrusion or fire, surveillance and control of access to property. The detection devices are monitored by the same third-party
monitoring station which monitors the Company's PERS  units.   In some
instances, commercial customers may monitor these devices at their own premises or the devices may be connected to local fire or police departments. The products and services marketed in the electronic security services industry range from residential systems that provide basic entry and fire protection to more sophisticated commercial systems. USS commenced operation in March 1994, upon the acquisition of substantially all of the assets of two companies engaged in the electronic security business.

  The Company, then known as Larsen Software Corporation and originally incorporated in Utah in June 1984 for the purpose of acquiring computer software, consummated an intra-state offering in 1985 in which it issued 184,642 shares of common stock and received proceeds of $25,850 which were utilized principally to pay accounting and administrative costs.
The Company, which changed its state of incorporation to Nevada in September 1989, did not engage in any significant business operations until August 1990 when it acquired all of the outstanding common stock of Systems. In connection with its acquisition of Systems, the Company changed its name to Lifecall America, Inc. Systems was incorporated in Delaware in 1985 to do business as a franchisor of direct sellers of PERS, and engaged principally in such business until October 1987, when it filed a petition for reorgani-zation under Chapter 11 of the Federal Bankruptcy Act. Systems' plan of reorganization (the "Plan of Reorganization") was confirmed by the U.S. Bankruptcy Court in January 1990, and became effective in February 1990.
In  March 1992, the Company changed its name to Response USA, Inc. and  its
state  of  incorporation  from  Nevada  to  Delaware.   ERS was incorporated
in Delaware in 1994. References to the Company include Systems, ERS and USS.

  The Company's executive offices are located at 11-H Princess Road, Lawrenceville, New Jersey 08648, and its telephone number at that address is
(609) 896-4500.

                            Recent Developments

  The Company completed a financing agreement with Mellon Growth Finance, a division of Mellon Bank, N.A. ("Mellon") on June 30, 1996, providing the Company with a revolving term loan of up to $15,000,000. As of December 31, 1996, the Company has drawn upon approximately $8,950,000 of such available credit. The loan bears interest at 1.75% above Mellon's prime interest rate and matures on June 30, 2000.

  Concurrently with the closing of the Mellon financing, the Company completed the private placement of 7,500 shares of 1996 Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock"), for an aggregate of $7,500,000. Each share of Series A Preferred Stock is convertible into shares of Common Stock, at the sole option of the holder, based upon the following formula:

          The Premium + 1,000
          -------------------
            Conversion Price


Where (a) the Premium equals 10% multiplied by the number of days from the date the purchaser deposited funds for the purchase of the Series A Preferred Stock through and including the date of conversion divided by 365, and (b) the Conversion Price is equal to the lesser of (i) 80% of the average closing bid price of the Common Stock as reported by Nasdaq for the five trading days
preceding  the date of conversion, or (ii) $5.00 per share.   The Company may
redeem all or any portion of the Premium for cash in lieu of converting such Premium into shares of Common Stock upon the foregoing conversion terms. Each holder may, in their sole discretion, elect to convert up to 50% of the shares of Series A Preferred Stock held beginning August 16, 1996 and may convert the balance beginning September 10, 1996. After June 1, 1999, the Company may require conversion of the Series A Preferred Stock upon the foregoing conversion terms.

  In September 1996, as a result of then current market conditions for the Common Stock, the Company suspended conversion of the Series A Preferred Stock. The Company believes that it is not in the best interests of the Company to allow conversions which could result in a precipitous drop in the market value of the Common Stock. The Company and certain holders of the Series A Preferred Stock have been actively negotiating an alternative to the prescribed conversion. The Company intends to use a substantial portion of
the  proceeds  from  the  exercise   of Warrants,  if  any, to repurchase some
or all of the outstanding Series A Preferred Stock. There can be no assurance that any holders of the Series A Preferred Stock will accept an offer for repurchase of their shares. Furthermore, the Company may again permit the conversion of Series A Preferred Stock into shares of Common Stock at any time. As of December 31, 1996, 6,890 shares of Series A Preferred Stock remain outstanding. Based on the current market price for the Common Stock and the original conversion terms of the Series A Preferred Stock, such shares would convert into an aggregate of 1,857,401 shares of Common Stock.
See  "Risk  Factors - Conversion of Series  A  Preferred Stock."

                              The Offering

      Securities  Offered   2,715,331  shares of Common  Stock, of which
                            1,233,381 shares are issuable upon the exercise of 3,700,142 Class A Warrants, and 1,481,950 shares are issuable upon the exercise of 4,445,848 Class B Warrants.

      Use of Proceeds       Assuming all of the Class A Warrants and Class B
                            Warrants are exercised, of which there can be no assurance, the Company will receive an aggregate of $3,083,452 and $4,816,337, respectively, less expenses of approximately $30,000 and any Warrant solicitation fee which may be paid.
                            The net proceeds from the sale of Common Stock offered hereby will be used for the possible repurchase of shares of Series A Preferred Stock and for working capital purposes.

      Risk  Factors         The securities  offered hereby involve a high
                            degree  of  risk.  See "RISK FACTORS."


      Nasdaq Trading
       Symbols              Common Stock - RUOK
                            Class A Warrants - RUOKW
                            Class B Warrants - RUOKZ



                                RISK FACTORS

  THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND COMMON STOCK SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVEST-MENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS PRIOR TO PURCHASE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS:

  Unprofitable Operations; Significant Obligations. The Company incurred losses of $3,030,830, $4,411,898 and $3,158,260 for the years ended June 30, 1995 and June 30, 1996, and the three months ended September 30, 1996, respectively. The Company is required to pay the long-term indebtedness of Systems in connection with Systems Plan of Reorganization, through the year 2000. The Company has funded its operations through various private placements of its securities, including the sale of the Series A Preferred Stock, and through debt financing, including the Mellon financing. In this regard, the Company expects to incur significant interest expense as a result of the Mellon financing. In the past, the Company has used external sources of funding to finance its operations (including its debt service requirements) and expects to continue to use external sources of funding for such purpose until the Company's operations become profitable. However, there can be no assurance
that  such  funds will  continue  to  be  available if needed.   The  inability
to provide for its working capital needs would seriously inhibit the Company's development and adversely affect its results of operations and prospects.

  Possible Conversion of Series A Preferred Stock In September 1996, as a result of then current market conditions for the Common Stock, the Company suspended conversion of the Series A Preferred Stock. The Company and certain holders of the Series A Preferred Stock have been actively negotiating an alternative to the prescribed conversion. The Company intends to offer to repurchase some or all of the outstanding Series A Preferred Stock. There can be no assurance that any holders of the Series A Preferred Stock will accept an offer for repurchase of their shares. If the Series A Preferred Stockholders do not accept such an offer, they may seek to compel the Company to allow conversion to Common Stock and/or seek monetary damages resulting from their inability to convert their shares. Furthermore, the Company may again permit the conversion of Series A Preferred Stock into
shares of Common Stock at any time.   Based  on  the current  market  price
for the Common Stock and the original conversion terms of the Series A Preferred Stock, such shares would convert into an aggregate of 1,857,401 shares of Common Stock.

  Consequences of Default under Plan of Reorganization. The Company's wholly-owned subsidiary, Systems, filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act in October 1987. Systems' Plan of Reorganization was confirmed by the U.S. Bankruptcy Court in January 1990, and became effective in February 1990. The Plan of Reorganization provides for, among other things, long-term payments totalling approximately $2.8 million to secured and unsecured pre-petition creditors and for unpaid state and federal taxes. As of June 30, 1996, deferred payment obligations to such pre-reorganization creditors totalled $374,058, which are payable in varying installments (assuming the adherence to the repayment schedule), through the year 2000, as long as there are no defaults (failure to make timely payments) under the Plan of Reorganization. In the event that the Company should default in payment of these deferred obligations, Systems' pre-reorganization creditors could seek appropriate relief in the bankruptcy court, the result of which could range from dismissal or conversion of Systems' bankruptcy to a Chapter 7 proceeding requiring liquidation of Systems, or modification of Systems' Plan of Reorganization, which could have a material adverse effect upon the Company. Any such modified plan could require the Company to pay more to prepetition creditors than the
amounts  required  under   the existing  Plan  of Reorganization.  To date,
payments  under  the Plan of Reorganization have been made in a timely fashion.

  Dependence on Key Personnel.  The Company believes that it  is  dependent to a significant degree on the services of Richard M. Brooks, its President, Chief Executive and Financial Officer and Ronald A. Feldman, its Chief
Operating Officer.   The Company  has  purchased  key person insurance  on  the lives of Messrs. Brooks and Feldman in the amounts of $3,000,000 and $1,000,000 respectively. There can be no assurance that such insurance would be sufficient to compensate the Company in the event of the death of Mr. Brooks or Mr. Feldman. In addition, the Company has entered into a five-year employment agreement with Mr. Brooks, effective on October 23, 1992, as amended to expire on June 30, 2000, but there can be no assurance
that  Mr. Brooks  will  remain  with  the  Company  during  such  term   or
thereafter. In the event that Mr. Brooks or Mr. Feldman or other key personnel should die, become incapacitated, resign, otherwise not remain with the Company or for any other reason be unable to perform their duties, there can be no assurance that the business and operations of the Company would not be adversely affected.

  Competition and Markets. The personal emergency response and electronic security services industries are highly competitive. There are numerous companies of comparable size to, or larger than, the Company and many smaller
companies that sell PERS   and  electronic  security  service  equipment  and
offer monitoring services. Many of the Company's competitors have significantly greater financial resources and a larger sales organization than the Company. In addition, while the Company generally competes with sellers of PERS and security services, there are numerous large national and multinational companies, with far greater resources than the Company, that compete in the information services industry and the electronic security
services  industry.   There  is no  assurance  that  such  larger companies
will not attempt to enter the PERS market in the future, or, if they do, that the Company will be able to compete successfully.

   State and Federal Regulation. As a seller of personal emergency response units and electronic security systems, the Company is subject to laws and regulations administered by various states, the Federal Communications Commission, the Food and Drug Administration and the Federal Trade Commission. Some states require licenses or permits to sell PERS and electronic monitoring systems and to provide security services. In addition, federal and state
regulations,  including   without limitation,  consumer protection laws, govern
the promotion and advertising activities of the Company and other sellers of the Company's products and services. The Company's relationship with its franchisees also is subject to regulation under federal and state franchise laws. Compliance with such laws and regulations is costly, and changes in laws and regulations could increase the cost of compliance and materially affect the Company in other respects not presently foreseeable. In the past, Systems has been the subject of enforcement actions brought under state and federal law to enforce certain of these laws and regulations concerning the sales of franchises. There can be no assurance that the Company will not be subjected to enforcement actions in the future.

  Products  Liability  and Errors  and  Omissions.   The Company is subject to
claims by customers that a PERS unit was defective, that the Company has failed to provide monitoring services as required, or that some action or inaction by the Company or failure of its products or services has caused or contributed to injury to the customer. While the Company has liability insurance which it deems adequate ($1,000,000 per occurrence and $5,000,000 in the aggregate), there can be no assurance that the Company will be able to maintain such insurance or will not be subjected to claims in excess of its insurance coverage.

  Prior Sale of Unregistered Securities. In February 1996, the Company consented to the issuance of an Order Instituting Proceedings pursuant to the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 and Findings and Order of the Securities and Exchange Commission (the "Finding"), without admitting or denying any allegations or facts contained therein. In July 1993, the Company sold 60,000 shares of Common Stock pursuant to what it claimed to be an exemption from registration under Regulation S of the Securities Act. The Finding stated that such sales were made under circumstances in which the Company knew or should have known that such exemption was not available. Consequently, the Finding stated, the sales were made in violation of the registration provisions of the Securities Act. The Company consented to permanently cease and desist from committing or causing any violation, and any future violation, of
Section  5  of  the Securities Act.

  Limitation  of  Directors' Liability.   The  Company's Certificate  of
Incorporation  limits  the  liability   of the Company's directors for breach
of their fiduciary duty of care to the  Company.   The effect of this provision
is to eliminate  the directors'   liability  for  monetary  damages   resulting
from negligent or grossly negligent conduct in most situations. A director remains responsible for damages to the Company resulting from a breach of his duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of law, receipt of an improper personal benefit, or approval of an illegal dividend or stock purchase. Liabilities under the federal securities laws also are not affected by this provision, as the SEC views such provisions as unenforceable.

  Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adverse-ly affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized,
under  certain circumstances,  as  a  method  of  discouraging,   delaying or
preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. There can be no assurance that preferred stock of the Company will not be issued at some time in the future.

  Shares Eligible for Future Sale; Market Overhang from Outstanding Warrants and Options. As of December 31, 1996, the Company had outstanding 4,130,908 shares of Common Stock, substantially all of which shares are freely transferable without restriction or further registration under the Securities Act. For the "restricted securities," under Rule 144, if certain conditions are met, persons who satisfy a two year "holding period" may sell within any three-month period a number of such shares which does not exceed the greater of one percent of the total number shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a three-year holding period is satisfied, persons who are not "affiliates" of the issuer of the securities are permitted to sell such shares without regard to these volume restrictions.

  Warrants and options to purchase the following number of shares of Common Stock are outstanding: (i) 1,233,381 shares issuable upon exercise of Class A Warrants at a price of $2.50 per share, (ii) 1,481,950 shares issuable upon exercise of Class B Warrants at a price of $3.50 per share, (iii) 49,700 shares issuable upon exercise of Class C Warrants, (iv) 2,868,400 shares issuable upon exercise of options issued to officers, directors and employees
of the Company, (v) 12,500 shares  issuable  upon conversion   of  convertible
debentures,  (vi)  175,000   shares issuable upon exercise of the warrants at
$4.50 per share, (vii) 1,032,135 shares issuable at a price of $3.25 per share in connection with the Mellon financing, (viii) 1,857,401 shares issuable upon conversion of the Series A Preferred Stock (based on the current price of the Common Stock and assuming the Company redeems the shares otherwise issuable with respect to the Premium), assuming the Series A Preferred Stock is not repurchased by the Company.

  No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of currently restricted shares or newly issued shares of Common Stock into the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

  Nasdaq Maintenance Requirements; Possible Delisting of Securities from Nasdaq System. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued
listing  of  a  security  on Nasdaq.   The maintenance standards require, among
other  things, that  an  issuer  have  total assets of at least  $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1 per share; and that the minimum market value of
the  "public  float"  be  at   least $1,000,000.   A  deficiency in either the
market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. The Company's current Common Stock price is above $1 per share, however,
there  can  be  no assurance   that  the  Company  will  continue  to  satisfy
the requirements for maintaining a Nasdaq listing. If the Company's securities were excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them.

  Penny Stock Regulation. In the event that the Company is unable to satisfy Nasdaq's maintenance requirements, trading would be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rules 15g-1 through 15g-6 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from these rules if the market price is at least $5.00 per share.

  The SEC adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions (such exceptions including an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preced-ing three years). Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure
schedule  explaining  the  penny  stock  market  and  the   risks associated
therewith.

  If the Company's Common Stock were subject to the regulations on penny stocks, the market liquidity for the Company's Common Stock could be severely affected by limiting the ability of broker/dealers to sell the Company's Common Stock and ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

  Lack of Dividends. The Company has never paid and does not plan to pay in the foreseeable future any dividends on its Common Stock, although it is not restricted from doing so.


                              USE OF PROCEEDS

  Assuming all of the Class A Warrants and Class B Warrants are exercised, of which there can be no assurance, the Company will receive an aggregate of $3,083,452 and $4,816,337, respectively, less expenses of approximately $30,000 and any Warrant solicitation fee which may be paid. The net proceeds from the sale of Common Stock offered hereby will be used for the possible repurchase of shares of Series A Preferred Stock and for working capital purposes.


                            PLAN OF DISTRIBUTION

  The shares offered hereby may be offered and sold from time to time by Warrantholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on Nasdaq or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the shares may be sold may include, but not be limited to, the following: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by such broker or dealer for its account; an exchange distribution in accordance with the rules of such exchange; ordinary brokerage transactions and transactions in which the broker solicits purchasers; privately negotiated transactions; short sales; and a combination of any such
methods of sale.   In effecting sales, brokers or dealers engaged by the
Warrantholders may receive commissions or discounts from the Warrantholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Warrantholders may also sell such shares in accordance with Rule 144 under the Securities Act.

  The Company is bearing all of the costs relating to the registration of the shares. Any commissions, discounts or other fees payable to the broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the Warrantholders.


                             LEGAL MATTERS

  The validity of the shares of Common Stock and Warrants under applicable state law will be passed upon for the Company by Schneck Weltman Hashmall & Mischel LLP, 1285 Avenue of the Americas, New York, New York 10019.

                                 EXPERTS

  The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by
Fishbein  &  Company,   P.C., Independent Certified Public Accountants, to the
extent indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                       FOR SECURITIES ACT LIABILITIES

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Company  and  to  the  Selling Stockholders   pursuant  to  the  provisions  of
the Company's Certificate of Incorporation, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, there-fore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the
matter  has  been  settled  by controlling   precedent,  submit  to  a  court
of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

  The amount of expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the shares registered hereby are set forth in the following table. All the amounts are estimates, except the registration fee and the NASD filing fee.

            Registration Fee                  $ 4,200
            Legal fees and expenses             8,000
            Accounting fees and expenses        6,000
            Miscellaneous                      11,800

                Total                         $30,000




Item 15.  Indemnification of Directors and Officers.

 Article  V  of the Company's Bylaws  provides the following:

 5.1 Right to Indemnification. The Corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact such person is or was a director or officer of the Corporation or a constituent corporation absorbed in a consolidation or merger (here-inafter, a "constituent corporation"), or is or was serving at the request of the Corporation or a constituent corporation as a director, officer, partner, employee or agent of another corporation, part-nership, joint venture or other enterprise or entity, or is or was a director or officer of the Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans, if any, of the Corporation or another entity which may be in effect from time to time (any such person, an "Authorized Representative"), against all expenses, liability and loss actually and reasonably incurred or suffered by such Authorized Representative in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Corporation, to the extent that such Authorized Representative is not otherwise indemnified and to the extent that such indemnification is not prohibited by law as it presently exists or may hereafter be amended.

 5.2 Advance of Expenses. The Corporation shall pay all reasonable expenses incurred by an Authorized Representative in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt by the Corporation of a written undertaking by or on behalf of such Authorized Representative to repay all amounts advanced (without interest unless a court of competent jurisdiction determined the pay-ment of interest is required by law) if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

 5.3 Procedure for Determining Permissibility. To determine whether any indemnification under this Article V is permissible, the Board by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any Authorized Representative seeking indemnification shall be required to, determine in each case whether the applicable standards in any applicable statute have been required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made
      (a) the stockholders of the Corporation or (b) by independent legal counsel in a written opinion if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs; provided that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification and the time such claim is made, at the option of the Authorized Representative seeking
      indemnification,  the permissibility   of  indemnification  shall  be
      determined by independent legal counsel. If a claim for indemnification under this Article is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification under applicable law. The reasonable expenses of any Authorized Representative in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification, shall be borne by the Corporation. For purposes of this paragraph, "independent legal counsel" means legal counsel other than that regularly or customarily engaged by or on behalf of the Corporation.

 5.4 Proceedings Initiated by Authorized Representatives. Notwithstanding any other provision of this Article V, the Corporation shall be requested
      to  indemnify  an Authorized   Representative  in  connection  with  a
      proceeding initiated by such Authorized Representative only if the proceeding was authorized by the Board.

 5.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification provided by this Article V shall not be deemed exclusive of any other right to which one seeking indemnification may have or hereafter acquired under any statute, provision of the Certificate of Incorporating, these Bylaws, agreement, vote of stockholders or disinterested directors of otherwise, and shall inure to the benefit of the heirs, executors and administrators of any person.

 5.6 Insurance and Other Indemnification. The Board shall have the power to (i) authorize the Corporation to purchase and maintain, at the Corporation's expenses, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by applicable law, and (ii) give other indemnification to the extent not prohibited by applicable law.

 5.7 Modification or Repeal. Any modification or repeal of any provision of this Article V shall not adversely affect any right or protection of an Authorized Representation existing hereunder with respect to any act or omission occurring prior to such modification or repeal.

 Article Nine of the Company's Certificate of Incorporation provides the following:

      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by a director except for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders,
      (ii) for acts or omissions not in good faith or which involve inten-tional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing here-under with respect to any act or omission of occurring prior to such repeal or modification.

      If  the  Delaware  General  Corporation  Law   is hereafter  amended  to
      authorize  the  further  elimination   or limitation of the liability of
      a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extend permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.



Item 16. Exhibits and Financial Statement Schedules.

         (a)  Exhibits.

2(a)          -    Agreement  and  Plan  of Reorganization  dated
                   August  9, 1990, by and among the Company  (Corsica
                   Capital   Corp.),  Management  of  Corsica  Capital
                   Corp. and Lifecall Systems, Inc.(1)

2(b)          -    Plan and Agreement of Reorganization dated May
                   13,  1991,  by  and  among  the  Company,  Lifecall
                   Systems,  Inc.,  Monitor Emergency  Alert  Lifecall
                   Systems, Inc., and its sole stockholder(1)

2(c)          -    Plan  and Agreement of Merger dated March  18,
                   1992 by and between Response USA, Inc. (Delaware) and Lifecall America, Inc.(1)

2(d)          -    Delaware  Certificate of Ownership and  Merger
                   Merging Response USA, Inc., a Nevada Corporation with and into its wholly-owned subsidiary Response
                   USA, Inc., a Delaware corporation(1)

2(e)          -    Nevada  Articles of Merger  of  Response  USA,
                   Inc. (Formerly Lifecall America, Inc.), a Nevada corporation, into Response USA, Inc., a Delaware corporation(1)

3(a)          -   Certificate of Incorporation of the Company(1)

3(b)          -   Bylaws of the Company(1)

3(c)          -   Certificate of Designation of 1996 Series A Preferred Stock

4(a)          -   Form of Common Stock Certificate(1)

4(b)          -   Form of Class A Warrant Certificate(1)

4(c)          -   Form of Class B Warrant Certificate(1)

4(d)          -   Form of Class C Warrant Certificate(1)

4(e)          -   Form of Warrant Agreement(1)

5             -   Opinion of Schneck Weltman Hashmall &  Mischel
                  LLP as to legality of securities being registered

10(a)         -   Lifecall Systems, Inc. Third Amended  Plan  of
                  Reorganization with Order affirming  Third  Amended
                  Plan of Reorganization dated January 9, 1990(1)

10(c)         -   Agreement  dated  October  31,  1991,  by  and
                  between  Bucks  County Bank  &  Trust  Company  and
                  Lifecall Systems, Inc.(1)

10(d)         -   Distributorship Agreement,  dated  October  6, 1987
                  and as amended December 31, 1990,l by and between Lifecall systems, Inc. and Teck World
                  Industries, Inc.(1)

10(i)         -   Emergency Backup Service Agreement dated  June 13, 1991,
                  by  and  between  Lifecall  Emergency
                  Response  Center, Inc., and the Emergency  Response
                  People, Inc.(1)

10(j)         -   First Amended and Restated License and Royalty
                  Agreement dated as of July 1, 1991, by and between Lifecall Systems, Inc. and the Emergency Response
                  People, Inc.(1)

10(l)         -   Master  Agreement dated September 6, 1991,  by
                  and between Visiting Nurse Associations of America and Lifecall Systems, Inc. and attached Member
                  Agency Form Agreement(1)

10(m)         -   Agreement dated March 17, 1992 by and  between
                  Synchronal  Marketing, Inc.  and  Lifecall  Systems
                  Inc.(1)

10(s)         -   Employment Agreement dated August 28, 1992, by
                  and between the Company and Richard R. Brooks, and Addendum thereto dated October 1, 1992(1)

10(t)         -   Employment Agreement dated August 28, 1992, by
                  and between the Company and Ronald A. Feldman, and Addendum thereto dated October 1, 1992(1)

10(u)         -   Consulting Agreement dated January 2, 1992  by
                  and among the Company, Lifecall Systems, Inc. and Scott Affrime(1)

10(v)         -   Consulting Agreement dated May 22, 1986 by and
                  between LC Products, Inc. and Nevin Jenkins, as amended(1)

10(w)         -   Incentive  Stock Option Plan  of  the  Company
                  adopted  by the Company's Board on March  18,  1992
                  and approved by the Company's stockholders on March 30, 1992(1)

10(x)         -   Restricted  Stock Option Plan of  the  Company
                  adopted  August  20,  1990, as amended  August  30,
                  1991, January 2, 1992 and March 18, 1992(1)

11            -   Calculation of Earnings (Loss) Per Share

22            -   Subsidiaries of the Company

24(a)         -   Consent of Fishbein & Company, P.C.

24(b)         -   Consent of Schneck Weltman Hashmall &  Mischel
                  (included in Exhibit 5)



              1.    Filed   with  the  Registrant's  registration
                    statement on Form S-1 (File No. 33-47589), and incorporated by reference herein.




Item 17.      Undertakings.

A.         Certificates

  The undersigned small business issuer hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration
              Statement:  (i) to  include  any prospectus required by
              Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any additional or changed material information on the plan of distribution; provided, however, that paragraph (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amend-ment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof..

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.


  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indem-nification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                               SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrenceville and State of New Jersey on the 10th of January, 1997.

                                            RESPONSE USA, INC


                                            By:/s/RICHARD M. BROOKS
                                               --------------------
                                               Richard M. Brooks,
                                               Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                      TITLE                         DATE
     ---------                      -----                         ----

/s/RICHARD M. BROOKS       Director, President, Chief       January 10, 1997
--------------------       Executive Officer (Principal
Richard M. Brooks          Executive, Financial
                           Accounting Officer)

/s/RONALD A. FELDMAN       Director, Vice President and     January 10, 1997
--------------------       and Chief Operating Officer
Ronald A. Feldman


--------------------       Director
Sheldon Lieberbaum


/s/JEFFREY S. BUDIN        Director                         January 10, 1997
-------------------
Jeffrey S. Budin

/s/STUART LEVIN            Director                         January 10, 1997
---------------
Stuart Levin


---------------            Director
Robert M. Rubin


/s/TODD HERMAN             Director                         January 10, 1997
--------------
Todd E. Herman


                                                              EXHIBIT 5.1
                 SCHNECK WELTMAN HASHMALL & MISCHEL LLP
                       1285 Avenue of the Americas
                        New York, New York 10019
                            Tel 212-956-1500
                            Fax 212-956-3252


                            January 8, 1997



    Response USA, Inc.
    11-H Princess Road
    Lawrenceville, New Jersey 08648


                   Re:  Response USA, Inc.
                        Public Offering of Common Stock
                        -------------------------------
    Gentlemen:

               We have acted as counsel for Response USA, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-3 (the "Registration Statement"), and the Prospectus to be included therein (the "Prospectus"), pursuant to which 1,233,381 shares of the Company's common stock, $.008 par value per share ("Common Stock"), may be sold upon the exercise of 3,700,142 class A redeemable Common Stock purchase warrants (the "Class A Warrants"), and 1,481,950 shares of Common Stock may be sold upon the exercise of 4,445,848 class B redeemable Common Stock purchase warrants (the "Class B Warrants").

               We are familiar with the proceedings by which the Common Stock has been authorized and by which it has been or will be issued and have reviewed and are familiar with the Certificate of Incorporation and the By-laws of the Company, and such other corporate records and documents as we have deemed necessary to express the opinion herein stated. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

               Based upon the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that the Class A and B Warrants have been, and the Common Stock issuable upon exercise of the Class A and B Warrants, when issued, will be, duly and validly authorized and issued by the Company, and the Common Stock is fully paid and non-assessable.

              We hereby consent to the use of this opinion as Exhibit 5(a) to the Registration Statement and to the inclusion of our name under the section of the Prospectus entitled "Legal Matters."

                             Very truly yours,

                        /s/SCHNECK WELTMAN HASHMALL & MISCHEL LLP